Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268780) and Form S-8 (No. 333-268781) of Ascent Industries Co. of our report dated March 31, 2023, relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Chicago, Illinois

April 1, 2024